AMENDMENT NO. 1 TO THE INVESTMENT ADVISORY AGREEMENT

This AMENDMENT NO. 1, effective as of October 1, 2019, (this "Amendment") to the Investment Advisory Agreement by and between Vanguard Trustees' Equity Fund (the "Trust"), on behalf of its series Vanguard Emerging Markets Select Stock Fund (the "Fund") and Oaktree Capital Management, L.P. (the "Advisor").

WITNESSETH:

WHEREAS, the parties hereto have entered into an Investment Advisory Agreement dated as of August 1, 2013 (the "Agreement"), pursuant to which the Advisor has agreed to render investment advisory services to the Fund; and

WHEREAS, the Agreement may be amended by mutual consent; and

WHEREAS, the parties desire to modify the Proxy Policy section of the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.Defined Terms. Unless otherwise defined herein, capitalized terms in this Amendment shall have the meanings assigned in the Agreement.

2.Amendment of Agreement. As of the date of this Amendment, or such later date as may be determined by the Fund, Section 13 of the Agreement is hereby deleted and replaced with the following:

13.Proxy Policy. The Advisor shall vote proxies solicited by or with respect to the issuers of securities in which the Oaktree Portfolio may be invested in accordance with the Advisor's proxy voting policies and procedures in a manner that complies with applicable law and regulations, and any additional operating policies or procedures that the Fund communicates to the Advisor in writing.

3.No Other Modifications. Except as specifically modified hereby, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first set forth herein.

OAKTREE CAPITAL MANAGEMENT, L.P.
By: Henry Orren_____________	By: Brian Price_____________
Name: Henry Orren	Name: Brian Price
Title: Vice President	Title: Vice President

VANGUARD TRUSTEES' EQUITY FUND

By: /s/Mortimer J. Buckely__________________

Name: Mortimer J. Buckley

Title: Chairman and Chief Executive Officer